Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  October 23, 2008

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Third Quarter and Year-to-Date Earnings

Michigan City, Indiana (NASDAQ-GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the quarter and nine months ended September 30, 2008. Net income for the third quarter of 2008 was $1.3 million or $.41 per fully diluted share.  This compares to $2.3 million or $.70 per fully diluted share for the same quarter of the prior year.  Year-to-date net income was $6.85 million or $2.11 per fully diluted share compared to $6.13 million or $1.89 per fully diluted share for the same period of the prior year. This represents an 11.7% increase in year-to-date net income.

Craig M. Dwight, Horizon’s Chief Executive Officer stated, “Given the volatile markets and rising unemployment rates, Horizon is extremely proud to report year-to-date earnings ahead of prior year.  In addition, Horizon Bank, NA continues to maintain its capital ratios above the regulatory definition for well capitalized banks.  Profitable banks with good capital ratios, such as Horizon, are positioned well to take advantage of future opportunities.”

Net interest income for the quarter and nine months ended September 30, 2008 was $9.4 million and $27.7 million, respectively. These represent increases of $1.1 million or 13.9% for the quarter and $3.7 million or 15.6% for the first nine months when compared to the same prior year periods. These increases resulted from an improvement in the net interest margin of 44 basis points to 3.45% for the quarter and 33 basis points to 3.31% for the nine-month period. The improvement resulted primarily from reductions in funding costs that exceeded declines in yields on earning assets. Horizon’s cost of funds has dropped approximately 109 basis points since the third quarter of 2007 while the yield on earning assets declined only 65 basis points. Horizon reduced rates on NOW and money market accounts in line with short-term rate decreases put in place by the Federal Open Market Committee. In addition, a large amount of Certificates of Deposit (CDs) matured during the first half of 2008 and were reinvested at lower rates.

Horizon assesses the adequacy of its Allowance for Loan and Lease Losses (“ALLL”) by regularly reviewing the performance of all of its loan portfolios.  As a result of its most recent review, Horizon determined that there had been recent deterioration in the commercial and indirect loan portfolios. As a result, a provision for loan losses of $3.1 million was taken for the third quarter of 2008.  This compares to a provision of $1.5 million for the second quarter of 2008 and $550 thousand for the third quarter of 2007. This increase is primarily due to the deterioration of three commercial loans. In addition, Horizon has experienced increased repossessions and voluntary surrenders of vehicles in its indirect loan portfolio. As a result, Horizon has adjusted the historical ratios used to determine the ALLL to reflect these recent trends.

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Pg. 2 Cont.  Horizon Announces 3rd Quarter Earnings

For the third quarter of 2008, Horizon’s non-performing loans of approximately $6.6 million were level with the second quarter but increased from the September 30, 2007 level of $2.3 million.  Total non-performing loans as of September 30, 2008 were approximately 0.77% of total loans.  This compares favorably to national1 and State of Indiana2  bank averages for the same ratio as of June 30, 2008 of 1.73% and 1.62%, respectively. Net charge-offs for the quarter were $2.4 million compared to $392 thousand for the same quarter of 2007. The current quarter charge-offs related to an increase in commercial and indirect loans. Additionally, Horizon has $1.4 million of other real estate owned, which represent an increase from June 30, 2008 of $724 thousand. Management feels that the total ALLL of $10.525 million or 1.22% of total loans is adequate to absorb probable losses contained in the loan portfolio.

Non-interest income increased $221 thousand or 7.1% from the third quarter of 2007 and has increased $1.5 million or 16.5% for the first nine months of 2008.  The quarterly increase relates to an increase in non-sufficient check charges implemented in the first quarter of 2008. Also improving year to date non-interest income was, (a) an increase in fiduciary income due to additional revenue from Horizon’s ESOP management line of business, (b) an increase in gain on sale of loans resulting from an increase in the dollar amount of loans sold and (c) a death benefit received on a bank owned life insurance policy.

Non-interest expense increased $540 thousand or 7.0% from the third quarter of 2007 and $977 thousand or 4.1% for the first nine months. Salaries and benefits decreased due to the staff reduction, which occurred during the third quarter of 2007. Loan expense increased from the prior year due to higher collection expense and less deferred costs on new loans.

The effective tax rate declined to 0% for the third quarter of 2008 compared to 26.7% in the third quarter of 2007. Pre-tax income was almost entirely offset by tax-exempt interest income generated from tax-exempt loans and investments as well as the increase in cash surrender value of officer life insurance. Also during the current quarter, Horizon realized $47 thousand from amended returns filed to claim additional tax benefits related to Horizon’s investment subsidiary.

On September 30, 2008, Horizon’s total assets were $1.189 billion, compared to $1.259 billion on December 31, 2007. Loans declined $32 million since December 31, 2007. The decline was related to the sale of $37 million of adjustable rate mortgage loans. The mortgage loans were sold to reduce Horizon’s reliance on non-core funding and improve bank capital ratios. Commercial and installment loans were down slightly from the previous year-end. These decreases were partially offset by an increase in mortgage warehouse loans.

Deposits declined $144 million since the end of 2007. The decrease came in both negotiable and high cost, short-term consumer CDs. The deposit fall off was funded by a decline in assets of $70 million, additional borrowings of $70 million, which were at lower rates than the maturing CDs, and an increase of $4 million in equity.

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1 National peer group: Consists of all insured commercial banks having assets between $1 Billion and $3 Billion as reported by the Uniform Bank Performance Report as of June 30, 2008
2 Indiana peer group: Consists of 22 publicly traded banks all head quartered in the State of Indiana as reported by the Uniform Bank Performance Reports as of June 30, 2008.

Pg. 3 Cont.  Horizon Announces 3rd Quarter Earnings

Stockholders' equity totaled $75.1 million at September 30, 2008 compared to $70.6 million at December 31, 2007. The increase in stockholders’ equity during the period was the result of net income, offset by a decrease in market value of available for sale securities and dividends declared. At September 30, 2008, the ratio of stockholders' equity to total assets was 6.32% compared to 5.61% at December 31, 2007. Book value per common share at September 30, 2008 was $23.39 compared to $22.04 at December 31, 2007. Horizon’s capital ratios exceed the regulatory well-capitalized minimums.

Other items

Horizon opened its 17th full service office on July 14, 2008. The branch is located at 8590 Broadway, Merrillville, Lake County, Indiana 46410. This is Horizon’s first full service branch location in Lake County.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

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HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)
(In thousands except per share data and ratios)

	Three Months Ended:			Nine Months Ended:
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2008	2007	2008	2007
End of period balances:
Total assets	$1,188,631	$1,194,447	$1,194,246	$1,188,631	$1,194,246
Short term investments	1,186	1,378	120	1,186	120
Investment securities	230,837	252,791	230,631	230,837	230,631
Commercial loans	304,997	303,179	305,502	304,997	305,502
Mortgage warehouse loans	101,992	82,865	52,539	101,992	52,539
Real estate loans	168,058	168,940	217,716	168,058	217,716
Installment loans	282,900	283,430	277,552	282,900	277,552
Earning assets	1,107,428	1,115,240	1,114,616	1,107,428	1,114,616
Non-interest bearing deposit accounts	86,093	81,212	79,034	86,093	79,034
Interest bearing transaction accounts	334,121	349,737	333,069	334,121	333,069
Time deposits	329,208	361,307	383,741	329,208	383,741
Borrowings	328,442	293,423	266,626	328,442	266,626
Subordinated debentures	27,837	27,837	27,837	27,837	27,837
Stockholder’s equity	75,072	73,613	67,666	75,072	67,666

Average balances :
Total assets	$1,179,045	$1,190,134	$1,194,146	$1,209,188	$1,174,861
Short term investments	3,682	14,519	6,472	6,780	2,005
Investment securities	239,304	251,433	225,541	242,118	227,109
Commercial loans	301,810	301,710	301,255	303,669	287,342
Mortgage warehouse loans	85,230	77,144	61,170	78,070	75,900
Real estate loans	167,793	169,780	219,966	178,531	224,010
Installment loans	283,669	281,948	259,862	283,485	246,430
Earning assets	1,101,002	1,119,467	110,521	1,133,142	1,096,742
Non-interest bearing deposit accounts	80,762	76,802	78,073	76,940	76,288
Interest bearing transaction accounts	340,012	362,087	346,535	363,445	348,644
Time deposits	351,888	370,390	401,247	383,727	405,816
Borrowings	296,280	270,171	258,722	275,011	214,171
Subordinated debentures	27,837	27,837	27,837	27,837	27,837
Stockholder’s equity	76,027	76,708	65,628	75,446	64,901

Per share data:
Basic earnings per share	$0.42	$0.93	$0.63	$2.14	$1.92
Diluted earnings per share	0.41	0.92	0.62	2.11	1.89
Cash dividends declared per common share	0.17	0.17	0.15	0.49	0.44
Book value per common share	23.39	22.94	19.77	23.39	21.13
Market value - high	25.87	23.99	28.05	25.87	28.10
Market value - low	16.36	17.53	26.80	16.36	26.60
Basic average common shares outstanding	3,209,482	3,208,419	3,200,259	3,208,362	3,198,999
Diluted average common shares outstanding	3,255,409	3,238,331	3,243,537	3,246,208	3,241,991

Key ratios:
Return on average assets	0.45%	1.00%	0.76%	0.76%	0.70%
Return on average equity	7.01	15.59	13.84	12.13	12.63
Net interest margin	3.45	3.40	3.01	3.31	2.98
Loan loss reserve to loans	1.22	1.17	1.03	1.22	1.03
Non-performing loans to loans	0.77	.67	0.27	0.77	0.27
Average equity to average assets	6.45	6.45	5.50	6.24	5.52
Bank only capital ratios:
Tier 1 capital to average assets	7.65%	7.55%	7.20%	7.65%	7.20%
Tier 1 capital to risk weighted assets	10.04	10.13	9.76	10.04	9.76
Total capital to risk weighted assets	11.22	11.24	10.77	11.22	10.77

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands)

	9-30-2008	6-30-2008	9-30-2007	12-31-2007
Commercial	$2,659	$2,686	$2,579	$2,656
Real estate	1,115	878	750	779
Mortgage warehousing	1,341	1,329	1,417	1,309
Installment	5,410	4,919	3,769	5,047
Unallocated	-0-	-0-	308	-0-
Total	$10,525	$9,812	$8,823	$9,791

Net Charge-offs

	Three months ended 9/30/2008	Three months ended 6-30-2008	Three months ended 9-30-2007	Year ended 12-31-2007
Commercial	$1,275	$32	$(21)	$(48)
Real estate	(50)	224	-0-	36
Mortgage warehousing	-0-	-0-	-0-	-0-
Installment	1,198	1,103	413	2,027
Total	$2,423	$1,359	$392	$2,015

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)
	September 30, 2008 (Unaudited)	December 31, 2007
Assets
Cash and due from banks	$20,527	$19,714
Interest-bearing demand deposits	1	1
Federal funds sold	-0-	35,314
Cash and cash equivalents	20,528	55,029
Interest-bearing deposits	1,186	249
Investment securities, available for sale	230,107	234,675
Investment securities, held to maturity	730	-0-
Loans held for sale	4,834	8,413
Loans, net of allowance for loan losses of $10,525 and $9,791	847,422	879,061
Premises and equipment	26,424	24,607
Federal Reserve and Federal Home Loan Bank stock	12,625	12,625
Goodwill	5,787	5,787
Other intangible assets	1,829	2,068
Interest receivable	5,518	5,897
Cash value life insurance	22,232	22,931
Deferred tax asset	2,739	2,638
Other assets	6,670	4,894
Total assets	$1,188,631	$1,258,874
Liabilities
Deposits
Non-interest bearing	$86,093	$84,097
Interest bearing	663,329	809,567
Total deposits	749,422	893,664
Borrowings	328,442	258,852
Subordinated debentures	27,837	27,837
Interest payable	1,949	2,439
Other liabilities	5,909	5,437
Total liabilities	1,113,559	1,188,229

Commitments and Contingent Liabilities

Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,013,906 and 5,011,656 shares	1,114	1,114
Additional paid-in capital	25,884	25,638
Retained earnings	66,239	60,982
Accumulated other comprehensive income (loss)	(1,013)	63
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	75,072	70,645
Total liabilities and stockholders’ equity	$1,188,631	$1,258,874

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended September 30		Nine Months Ended September 30
	2008 (Unaudited)	2007 (Unaudited)	2008 (Unaudited)	2007 (Unaudited)
Interest Income
Loans receivable	$14,202	$16,330	$43,763	$47,088
Investment securities
Taxable	2,172	1,979	6,934	6,017
Tax exempt	791	864	2,490	2,582
Total interest income	17,165	19,173	53,187	55,687

Interest Expense
Deposits	4,261	7,296	15,552	21,677
Borrowed funds	3,108	3,096	8,782	8,273
Subordinated debentures	393	522	1,192	1,800
Total interest expense	7,762	10,914	25,526	31,750

Net Interest Income	9,403	8,259	27,661	23,937
Provision for loan losses	3,137	550	5,405	1,140

Net Interest Income after Provision for Loan Losses	6,266	7,709	22,256	22,797

Other Income
Service charges on deposit accounts	1,065	896	2,975	2,515
Wire transfer fees	155	81	382	266
Fiduciary activities	911	905	2,817	2,600
Gain on sale of loans	657	658	2,122	1,808
Increase in cash surrender value of Bank owned life insurance	252	233	701	696
Death benefit officer life insurance	-0-	-0-	538	-0-
Loss on sale of securities	-0-	-0-	(15)	-0-
Other income	311	357	942	1,098
Total other income	3,351	3,130	10,462	8,983

Other Expenses
Salaries and employee benefits	4,203	4,277	12,698	13,147
Net occupancy expenses	655	606	1,944	1,777
Data processing and equipment expenses	462	648	1,745	1,913
Professional fees	263	214	803	955
Outside services and consultants	287	254	821	730
Loan expense	791	273	2,110	820
Other expenses	1,622	1,471	4,428	4,230
Total other expenses	8,283	7,743	24,549	23,572

Income Before Income Tax	1,334	3,096	8,169	8,208
Income tax expense	2	826	1,319	2,078
Net Income	$1,332	$2,270	$6,850	$6,130

Basic Earnings Per Share	$.42	$.71	$2.14	$1.92

Diluted Earnings Per Share	$.41	$.70	$2.11	$1.89